Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 17, 2026 (except for Note 33, including the effects of the Stock Split disclosed therein, as to which the date is July 7, 2026) in the Registration Statement (Form F-1) and related Prospectus of Einride AB dated July 7, 2026.

/s/ Ernst & Young AB

Stockholm, Sweden

July 7, 2026